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EXHIBIT G

                                         May 8, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  AGL Resources Inc., File No. 70-9813
Dear Sirs:

     In connection with the above-referenced Application-Declaration of AGL Resources Inc. ("AGL Resources") for authorization to acquire all of the common stock of a captive insurance company (the "Captive") (the "Acquisition"), the Commission issued an order on April 13, 2001 granting the Application-Declaration at AGL Resources Inc., Holding Co. Act Release No. 27378 (the "Order"). The Order authorized AGL Resources to effect the establishment and acquisition of the Captive for the purpose of providing certain key layers of insurance coverage for AGL Resources and its associate companies (the "System"). The Order also imposed certain semi-annual reporting conditions. On May 1, 2001, the Captive became operational in accordance with the Application-Declaration. As counsel for AGL Resources and its subsidiary companies, I deliver this past-tense opinion to you for filing as Exhibit G to the Application-Declaration.

          I am a member of the bar of the State of Georgia, the place of incorporation of AGL Resources. I am not a member of the bar of the British Virgin Islands and do not hold myself out as an expert in the laws of that jurisdiction, although I have consulted with counsel to AGL Resources who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by AGL Resources, in particular, LeBoeuf, Lamb, Greene & MacRae, L.L.P., with respect to matters pertaining to the Public Utility Holding Company Act of 1935 (the "Act") and Conyers, Dill & Pearman, with respect to the laws and regulations of the British Virgin Islands.

          In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.
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          The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

 .    The Commission has duly entered an appropriate order with respect to the transactions described in the Application-Declaration granting and permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder.

 .    No act or event other than as described herein has occurred subsequent to the date hereof which would change the opinions expressed below.

 .    Appropriate corporate actions have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

 .    The Applicant, was at the time of the Acquisition a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

          Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

          (a) all state and federal laws applicable to the Acquisition have been complied with and the proposed transaction has been carried out in accordance with the Application-Declaration;

          (b) the Captive is duly organized, licensed and capitalized in accordance with the laws and regulations of the British Virgin Islands;

          (c) AGL Resources is duly organized in accordance with the laws of the State of Georgia, the state in which it is domiciled;

          (d) the Captive's securities were validly issued, are fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the charter or other documents defining such rights and privileges;

          (e) AGL Resources legally acquired the securities subject to this Application/Declaration;
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          (f)  the consummation of the transactions authorized by the Order did not violate the legal rights of the holders of any securities issued by AGL Resources, or by any associate company thereof.

          I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,
                              /s/ Paul R. Shlanta
                              Senior Vice President and
                              General Counsel
                              AGL Resources Inc.